EXHIBIT 10.2

                               Time Warner Inc.
                             75 Rockefeller Plaza
                              New York, NY 10019


                                                               October 5, 2000



EMI Group plc
4 Tenterden Street
London W1A 28Y
ENGLAND

                        Restated Combination Agreement

Dear Sirs:

          We refer to the Restated Combination Agreement (the "Combination Agreement") dated as of January 23, 2000, between Time Warner Inc. ("TWI") and EMI Group plc ("EMI") relating to the proposed combination of the Warner Music Group and the EMI Music Group. This letter agreement reflects the agreement between TWI and EMI as follows:

1. Termination of Combination Agreement. TWI and EMI hereby agree that the effect of the termination of the Combination Agreement pursuant to the agreement between the parties dated today will be as set forth in Section 7.03 of the Combination Agreement.

2. Exclusivity. (a) Prior to January 31, 2001, EMI will not, nor will it permit any of its officers, directors, employees, advisors or representatives to (i) solicit, initiate or knowingly encourage the submission of or (ii) take any other action to knowingly encourage, any inquiries or the making of any proposal regarding the acquisition by a third party of any equity securities of EMI (other than options issued in the ordinary course of business) or greater than 30% of the consolidated total assets of EMI; provided, however, that this paragraph shall not prohibit EMI from (i) responding to any unsolicited requests, inquiries or proposals that it may receive from any third party, providing confidential information to such third parties, negotiating, entering into or performing definitive agreements with such third parties or recommending a transaction with such third party to its shareholders, (ii) carrying out its obligations under applicable law or rules, the English Takeover Code and the rules of any applicable securities exchange or (iii) ordinary course discussions with the investment community. EMI will notify TWI immediately upon the receipt of a Competing EMI Proposal (as defined below) (including the material terms thereof and the identity of the Person making such Competing EMI Proposal), upon any determination by EMI to engage in discussions with such Person and of any change to the material terms of such Competing EMI Proposal and will keep TWI generally informed of the status of such Competing EMI Proposal; provided, however, that any such notification by EMI will be kept in strict confidence by TWI.

               (b) Prior to January 31, 2001, TWI will not, nor will it permit any of its officers, directors, employees, advisors or representatives to (i) solicit, initiate or knowingly encourage the submission of or (ii) take any other action to knowingly encourage, any inquiries or the making of any proposal regarding the acquisition by a third party of greater than 30% of the consolidated total assets of the Warner Music Business; provided, however, that this paragraph shall not prohibit TWI from (i) responding to any unsolicited requests, inquiries or proposals that it may receive from any third party, (ii) carrying out its obligations under applicable law or rules, and the rules of any applicable securities exchange or (iii) ordinary course discussions with the investment community. TWI will notify EMI immediately upon the receipt of a Competing Warner Proposal (as defined below) (including the material terms thereof and the identity of the Person making such Competing Warner Proposal), upon any determination by TWI to engage in discussions with such Person and of any change to the initial terms of such Competing Warner Proposal; provided, however, that any such notification by TWI shall be kept in strict confidence by EMI.

               (c) In this letter agreement:

               A "Change of Control" of EMI means (1) any person or group of persons acting in concert owning 30% or more of EMI's voting rights,
          (2) more than one-third of the members of the EMI board being "subject directors". For purposes of this definition, a "subject director" of EMI is a person (A) who was originally nominated or designated for election as a director, directly or indirectly, by a shareholder, or group of shareholders acting in concert, of EMI or
          (B) whose original election to the EMI board (either by the EMI board or EMI's shareholders) took place when there were other subject directors and whose original election was not approved by all the then directors of EMI who were not subject directors or (3) any winding-up or other insolvency or administration of EMI. For the avoidance of doubt, a reorganization of EMI that does not result in a change in the board of directors of EMI or the shareholders of EMI shall not be a Change of Control of EMI.

               "Competing EMI Proposal" means any bona fide publicly announced proposal from a third party unaffiliated with TWI relating to either
          (a) a transaction that, if consummated, would constitute a Change of Control of EMI or (b) the issuance by EMI of equity securities equivalent to over 30% of its equity securities as consideration for the purchase of assets or securities of any person.

               "Competing Warner Proposal" means any bona fide publicly announced proposal from a third party unaffiliated with EMI relating to the proposed acquisition of greater than 30% of the consolidated total assets of the Warner Music Business.

3. Publicity. TWI and EMI will consult with each other before issuing any press release or making any public statement or filing with respect to the Combination Agreement, this letter agreement or the possible combination of Warner Music Group and EMI Music Group and, except as may be required by applicable law or any listing agreement with, or the listing rules of, any securities exchange or other applicable regulatory body, will not issue any such press release or make any such public statement or filing prior to such consultation.

4. Governing Law. This letter agreement shall be governed by, and construed in accordance with, the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof; provided, however, that the laws of the respective jurisdictions of incorporation of each of the parties hereto shall govern the relative rights, obligations, powers, duties and other internal affairs of such party and its board of directors.

5. Enforcement. Each party hereby consents to the exclusive jurisdiction of (i) the United States Federal courts located in the State of New York with respect to disputes arising out of this letter agreement in actions brought against TWI and (ii) the High Court of England with respect to disputes arising out of this letter agreement in actions brought against EMI. There are not any intended third-party beneficiaries of any provision of this letter agreement.

6. Counterparts. This letter agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

7. Waiver of jury trial. Each of the parties hereto hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or related to this letter agreement.

         Please confirm your agreement with the foregoing by signing and returning the duplicate copy of this letter agreement.

                                           Very truly yours,



                                           Time Warner Inc.


                                           By: /s/ Spencer B. Hays
                                               -------------------------
                                               Name:  Spencer B. Hays
                                               Title: Vice President


Accepted and Agreed to
as of the date first written
above.

EMI Group plc

By: /s/ Eric L. Nicoli
    ------------------------
    Name:  Eric L. Nicoli
    Title: Chairman